EXHIBIT 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL ANNOUNCES CLOSING OF $172.5 MILLION OF 6.625%
SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

CHATTANOOGA, Tenn. (October 5, 2012) - CBL & Associates Properties, Inc. (“CBL”) (NYSE: CBL), today announced the closing of its underwritten public offering of 6,900,000 depositary shares, each representing 1/10th of a share of its newly designated 6.625% Series E Cumulative Redeemable Preferred Stock with a liquidation preference of $25.00 per depositary share, including 900,000 depositary shares sold pursuant to the underwriters' exercise of their option to purchase additional depositary shares. The offering generated net proceeds to the Company of approximately $166.6 million, after deducting the underwriting discount and estimated offering expenses.
CBL intends to use a portion of the net proceeds to redeem all of its outstanding 7.75% Series C Cumulative Redeemable Preferred Stock with an aggregate liquidation preference of $115 million. Additional net proceeds will be used to reduce outstanding balances under its lines of credit.
CBL has filed an application to list the depositary shares on the New York Stock Exchange (“NYSE”) under the symbol “CBLPrE”. Trading of the depositary shares on the NYSE is expected to commence within the 30-day period from the closing of the offering.
BofA Merrill Lynch, J.P. Morgan and Wells Fargo Securities acted as joint book-running managers for the offering.
The offering was made only by means of a prospectus supplement and the accompanying prospectus. A copy of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, NY 10038, attention:  Prospectus Department, or e-mail dg.prospectus_requests@baml.com. Phone: 1-800-294-1322; J. P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, New York 10179, Attn: High Grade Syndicate Desk or by calling collect at 1-212-834-4533; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, telephone (800) 326-5897 or e-mail request to cmclientsupport@wellsfargo.com.

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CBL Announces Closing of Preferred Offering

October 5, 2012

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. As of October 5, 2012, CBL owns, holds interest in or manages 164 properties, including 95 regional malls/open-air centers. The properties are located in 27 states and total 92.9 million square feet including 9.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.
Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including, without limitation, the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the sections therein captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and “Risk Factors”, for a discussion of such risks and uncertainties.

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